Exhibit 99.1

Open Energy Corporation Secures $20 Million Funding

Solana Beach, Calif., October 8, 2007 — (MARKETWIRE) — Open Energy Corp. (OTCBB: OEGY) wishes to advise that on September 25, during the Solar 2007 Convention in Long Beach, Open Energy Corporation filed an 8K announcing that it had executed a definitive agreement relating to a private placement with an accredited investor for $20 million in the form of a convertible note and a warrant to acquire up to 40,000,000 shares of common stock in the Company. Ardour Capital Investments and Knight Capital Group acted as co-placement agents in the transaction, and Ardour has been retained to act as strategic advisor to the Company.

Open Energy CEO David Saltman said, “We are very pleased to announce this successful capital raise. It provides the financial resources that we require to execute our business plan within a rapidly changing solar energy marketplace.”

With the recent passing of Open Energy’s Chairman, Derek May, Mr. Saltman was named to serve in that capacity, and will now have the title of Chairman and Chief Executive Officer. David Field, the current Chief Operating Officer, was named President. “David Field has proven himself to be a powerful and respected leader within our organization and will make an excellent President and COO. My role will continue to include planning and business development, with a focus on strategic initiatives that can expand our footprint in the renewable energy industry.”

About Open Energy Corporation (OTCBB: OEGY)

Open Energy Corporation is a renewable energy company focused on the development and commercialization of a portfolio of technologies capable of delivering cost-competitive electricity, fresh water and related commodities on a global basis. Open Energy offers building-integrated photovoltaic (PV) roofing materials for commercial, industrial, and residential customers. Marketed under the trade name SolarSave(R), the product line includes roofing membranes, roofing tiles, custom architectural PV glass, and balance of systems equipment. The Company also holds an exclusive, worldwide license to a solar thermal technology called SunCone(TM) CSP (Concentrating Solar Power). The company’s mission is to enhance life by harnessing the power of the sun. For more information on Open Energy Corporation, please visit www.openenergycorp.com.

About Knight Capital Group, Inc.

Knight Capital Group, Inc. (Nasdaq: NITE) is a leading financial services firm that provides voice and electronic access to the capital markets across multiple asset classes for buy-side, sell-side and corporate clients, and asset management for institutions and private clients. More information about Knight can be found at www.knight.com.

About Ardour Capital Investments, LLC

Ardour Capital Investments, LLC provides a wide range of financial services for both public and private growth companies, as well as supports investors who specialize in small cap growth companies with independent research not traditionally found within the securities industry. Ardour has made a commitment to be a leading research institution in the energy technology and alternative power sector. More information about Ardour Capital can be found at www.ardourcapital.com.

CONTACT:

Open Energy Corporation

Investor Relations

Boundary Point Investor Relations

Brad Long

866.469.3649
blong@openenergycorp.com

CONTACT:
Knight Capital Group

Marcus Laun

201.320.6968
mlaun@knight.com

CONTACT:
Ardour Capital Investments

John Ewen

212.375.2953
jewen@ardourcapital.com